EXHIBIT 23.2


                    CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Registration No. 333-38114) pertaining to the 1999 Long-Term Incentive Plan Stock of our current report dated February 18, 2000 with respect to the financial statements of ASD Systems, Inc. for the years ended December 31, 1999 and 1998 and August 5, 1999 (except for Note 11, as to which the date is August 23, 1999) with respect to the financial statements of ASD Partners, Ltd. for the period October 14, 1997 to December 31, 1997, included in the Annual Report (Form 10K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP



Dallas, Texas
October 31, 2000